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AMERUS LIFE HOLDINGS, INC.
EXHIBIT 11 - STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE


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
                                      Nine Months Ended                   Three Months Ended
                                      September 30, 1998                  September 30, 1998
                                   ----------------------------     ---------------------------------
                                             Number     Per                     Number         Per
                                    Net        of      Share         Net         of           Share
                                   Income    Shares    Amount       Income      Shares        Amount
                                   ------    ------    ------       ------      ------      ---------
                                              (in thousands, except per share amounts)
Basis EPS
   Net Income                      $49,482   34,393   $   1.44     $ 6,862       33,726     $   0.20

Effect of dilutive
   securities
       Option                         --        220      (0.01)       --            145         --
       Warrants                       --         82       --          --             80         --
       Stock appreciation rights      --       --         --          --           --           --
                                   -------   ------   --------     -------       ------     --------
Diluted EPS                        $49,482   34,695   $   1.43     $ 6,862       33,951     $   0.20
                                   =======   ======   ========     =======       ======     ========

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